Exhibit 10.2

EVERTEC, Inc.

Cupey Center Building

Road 176, Kilometer 1.3

San Juan, Puerto Rico 00926

August 1, 2013

Félix M. Villamil Pagani

c/o EVERTEC, Inc.

Cupey Center Building

Road 176, Kilometer 1.3

San Juan, Puerto Rico 00926

Dear Félix:

This letter will serve as confirmation of the terms of your resignation as Vice Chairman of the Board of Directors (the “Board”) of EVERTEC, Inc. (the “Company”). Other than as specifically set forth below in this letter, you acknowledge and agree that you are not entitled to any other payments or benefits from the Company and its affiliates in connection with your service with the Company and affiliates and the termination thereof, including, without limitation, pursuant to that certain Confidential Modification Agreement and General Release, effective as of February 22, 2012 (the “Modification Agreement”).

1.	Resignation. You hereby resign, and the Company hereby accepts your resignation, as Vice Chairman of the Board effective as of August 7, 2013 (the “Effective Date”). In addition, you hereby resign from all other positions you hold with the Company and its affiliates, including, without limitation, as a consultant and as a member of the Board and as a member of the board of directors or similar governing body of the Company’s affiliates. For the avoidance of doubt, by accepting your resignation hereunder, the Company hereby waives any required notice period under the Modification Agreement.

2.	Final Payment. The Company will pay you a lump sum amount equal to $25,000 (the “Final Payment”), which represents the accrued but unpaid portion of the annual fee payable to you under the Modification Agreement. The Final Payment will be paid to you within ten (10) days following the Effective Date in full satisfaction of the Company’s obligations to you under the Modification Agreement.

3.	Stock Options. As of the date hereof, you have 38,955 stock options which were granted to you pursuant to the terms of the Company’s Amended and Restated 2010 Equity Incentive Plan (the “Plan”) and that certain Amended and Restated Stock Option Agreement dated as of May 9, 2012 (the “Option Agreement”). Your stock options will accelerate and vest on the Effective Date. All other terms of your stock options will continue to be governed by the Plan and your Option Agreement.

4.	Pension Benefits. Any pension benefits to which you may be entitled will be governed by the terms of the applicable plan documents.

Please acknowledge your understanding of, and agreement with, the foregoing by signing below.

EVERTEC, Inc.

By:	/s/ Juan J. Roman
Name: Juan J. Roman
Title: Chief Financial Officer

I, Félix M. Villamil Pagani, understand and am in agreement with the foregoing, and hereby resign from any and all positions I hold with EVERTEC, Inc. and its affiliates, including, without limitation, as Vice Chairman of the Board of Directors of EVERTEC, Inc., effective as of August 7, 2013.

/s/ Félix M. Villamil Pagani
Félix M. Villamil Pagani
Dated: August 1, 2013